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                                                                    Exhibit 21.1

List of Subsidiaries and Affiliates of Blue Dolphin Energy Company:

      -     Blue Dolphin Pipe Line Company, a Delaware corporation;

      -     Blue Dolphin Services Co., a Texas corporation;

      -     Blue Dolphin Petroleum Company, a Delaware corporation;

      -     Blue Dolphin Exploration Company, a Delaware corporation;

      -     Petroport, Inc., a Delaware corporation; and

      -     Drillmar, Inc., a Delaware corporation in which the Company owns a
            12.8 % interest.